Ex 99.1

CONTACT:  Investor Relations (214) 792-4415

SOUTHWEST AIRLINES REPORTS FEBRUARY TRAFFIC

DALLAS, TEXAS – March 7, 2011 -- Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 5.6 billion revenue passenger miles (RPMs) in February 2011, a 13.0 percent increase from the 5.0 billion RPMs flown in February 2010.  Available seat miles (ASMs) increased 8.6 percent to 7.3 billion from the February 2010 level of 6.8 billion.  The load factor for the month was 76.9 percent, compared to 73.9 percent for the same period last year.  For February 2011, passenger revenue per ASM is estimated to have increased in the eight to nine percent range compared to February 2010.
For the first two months of 2011, Southwest flew 11.9 billion RPMs, compared to 10.5 billion RPMs flown for the same period in 2010, an increase of 13.1 percent.  Available seat miles increased 8.0 percent to 15.5 billion from the 2010 level of 14.4 billion.  The year-to-date load factor was 76.4 percent, compared to 72.9 percent for the same period last year.
This release, as well as past news releases on Southwest, are available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	FEBRUARY

	2011	2010	CHANGE

Revenue passengers carried	6,327,864	5,907,956	7.1%

Enplaned passengers	7,602,255	6,963,295	9.2%

Revenue passenger miles (000)	5,636,641	4,986,254	13.0%

Available seat miles (000)	7,329,163	6,751,455	8.6%

Load factor	76.9%	73.9%	3.0	pts.

Average length of haul	891	844	5.6%

Trips flown	82,477	78,718	4.8%

	YEAR-TO-DATE

	2011	2010	CHANGE

Revenue passengers carried	13,174,982	12,274,262	7.3%

Enplaned passengers	15,909,574	14,539,308	9.4%

Revenue passenger miles (000)	11,862,882	10,485,341	13.1%

Available seat miles (000)	15,523,328	14,374,030	8.0%

Load factor	76.4%	72.9%	3.5	pts.

Average length of haul	900	854	5.4%

Trips flown	174,495	167,124	4.4%

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